EXHIBIT 10.2

MEMORANDUM OF TAX SHARING AGREEMENT

THIS MEMORANDUM OF TAX SHARING AGREEMENT ("Agreement") is entered into as of June 23, 2011 by and between SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation ("SGI"), and A-MARK PRECIOUS METALS, INC., a New York corporation ("A-Mark").

RECITALS

WHEREAS, SGI is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, A-Mark is a member of the SGI consolidated group for federal income tax purposes;

WHEREAS, The SGI Group (as defined below) intends to file a consolidated federal income tax return as permitted by Section 1501 of the Code and certain members of the SGI Group, intend to file returns relating to State Taxes (as defined below);

WHEREAS, SGI and A-Mark desire to agree upon a method for determining the financial consequences to each party from the filing of a consolidated federal income tax return and the filing of returns relating to Combined State Taxes for their fiscal year ending June 30, 2011.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SGI and A-Mark, for themselves, their successors, and assigns, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions.    For purposes of this Agreement, the terms set forth below shall have the following meanings.

"A-Mark Combined State Tax Liability" shall mean, with respect to the June 30, 2011 taxable year and any jurisdiction, the amount of State Taxes determined in accordance with the principles set forth in the definition of A-Mark Federal Tax Liability.

"A-Mark Federal Tax Liability" shall mean, with respect to the June 30, 2011 taxable year, the sum of the A-Mark's Federal Tax liability and any interest, penalties and other additions to such

EXHIBIT 10.2

taxes for such taxable year, computed as if A-Mark were not and never were part of SGI Group, but rather were a separate corporation filing a federal income tax return. Such computation shall be made without the application of any Tax Asset of any other member of the
SGI Group.

"State Tax" means, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax payable to such state or local taxing jurisdiction.

"Federal Tax" means any tax imposed under Subtitle A of the Code.

"Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce taxes (including, without limitation, deductions and credits related to alternative minimum taxes).

"SGI Group" shall mean, at any time, SGI and each direct and indirect corporate subsidiary eligible to join with SGI in the filing of a consolidated federal income tax return.

ARTICLE II
TAX SHARING

2.1. Tax Sharing. For the taxable year of SGI Group ending June 30, 2011, the income, loss, or credit against tax of A-Mark shall be included in the consolidated Federal Tax return of SGI Group and any applicable State Tax returns or reports (the "2011 Returns"). A- Mark agrees to pay SGI an amount equal to the A-Mark Federal Tax Liability and an amount equal to the A-Mark State Tax Liability for such taxable period, as reasonably determined by SGI. An estimate amount of such payment shall be made within forty-five (45) days of the execution of this Agreement, and the balance, if any, within thirty (30) days of the filing of the
2011 Returns.

2.2 Preparation of Returns and Contests. SGI shall prepare and file a consolidated Federal Tax return as permitted by Section 1501 of the Code and any other returns, documents or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Tax liability of SGI Group for its fiscal year ending June 30,
2011, which shall include A-Mark and with the appropriate state taxing authorities with respect to the determination of a State Tax liability. With respect to such return preparation, SGI shall act in good faith with regard to all members included in an applicable return.

ARTICLE III
MISCELLANEOUS

3.1. Cooperation. SGI and A-Mark shall cooperate fully in the implementation of this Agreement, including but not limited to, providing promptly to the requesting party such

EXHIBIT 10.2

assistance and documentation as may be reasonably requested by such party. In addition, SGI and A-Mark shall retain all relevant tax records for relevant open periods in accordance with past practice.

EXHIBIT 10.2

3.2. Agent. A-Mark hereby irrevocably appoints SGI as its agent and attorney-in- fact to take any action as SGI may deem necessary or appropriate to effect Sections 2.2 including, without limitation, those actions specified in Treasury Regulation Section 1.1502-
77(a).

3.3. Term. This Agreement is for the tax year ended June 30, 2011. The parties intend on entering into a more comprehensive agreement which shall supersede this Agreement.

3.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO LAWS AND PRINCIPLES RELATING TO CONFLICTS OF LAW.

IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.

SPECTRUM    GROUP    INTERNATIONAL, INC., a Delaware corporation

A-MARK PRECIOUS METALS, INC., a New York corporation

By: _ /s/ Paul Soth
Paul Soth, CFO

By: _/s/ Thor Gjerdrum
Thor Gjerdrum, CFO